Exhibit 99.1

HCS I, INC.

FOR IMMEDIATE RELEASE

CONTACT:

John Hull

President

HCS I, Inc.

(817) 492-7065

Hollywood Casino Shreveport Says Certain Creditors Filed Petition for Involuntary Chapter 11; Filing Expected to Have Minimal Impact on Day-to-Day Operations; Significant Cash on Hand is Sufficient to Meet Obligations

Fort Worth, Texas and Shreveport, Louisiana (September 13, 2004) — HCS I, Inc., the managing general partner of Hollywood Casino Shreveport (the “Company”), announced today that certain creditors of the Company have filed an involuntary petition against the Company for relief under chapter 11 of the Bankruptcy Code. The petition was filed with the bankruptcy court in Shreveport, Louisiana. A hearing on the petition is not currently expected until October.

HCS previously announced that, in cooperation with an Ad Hoc Committee representing a majority of its noteholders, it had entered into an agreement with Eldorado Resorts LLC (“Eldorado”) providing for Eldorado’s acquisition of the Company. The acquisition agreement was the result of an exhaustive process, conducted in collaboration with the Committee.  The agreement was subject to the approval of the bankruptcy court in a chapter 11 bankruptcy filing that the Company expected to make later this year.  The Company intends to continue to pursue the acquisition transaction with Eldorado, despite the earlier bankruptcy filing by certain minority creditors, and to seek bankruptcy court approval of the transaction.

The Company expects the filing to have minimal impact on its day-to-day operations and that its significant cash on hand will continue to be sufficient to timely fulfill ordinary course obligations to employees, customers and trade vendors in full as they come due.  Melvyn Thomas, general manager of the casino, said, “Hollywood Casino will continue to focus on its relationships with its employees, its guests and its vendors while the sale of the property and restructuring of the debt are resolved through the process that began earlier this year.  As far as our operation is concerned, it’s business as usual.”

The petition was filed by a holder of the Company’s notes, who had previously been a member of the Ad Hoc Committee and who had later submitted an unsuccessful bid to acquire the Company, and by two of the Company’s construction contractors, who have been in litigation with the Company over amounts owing on the Company’s 1999 construction contract.

Hollywood Casino Shreveport owns and operates a riverboat casino/hotel complex located on the Red River in Shreveport, Louisiana.

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